ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of March 14, 2016, by and among Supportingsmallbusiness, Inc., a New Jersey corporation (the “Company” or the “Client”),  and The Tracy Firm. Ltd. (the “Escrow Agent”).  This Agreement shall be effective as provided in Paragraph 1 below.

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through (the “Placement Agent”) up to 5,000,000 shares at a purchase price of $1.00 (the “Shares”) to investors pursuant to the Company’s Rule 419 S-1; and

WHEREAS, the Company desires to establish an escrow in which funds received from subscribers will be deposited until termination of escrow as defined below, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth ; and

WHEREAS, in order to subscribe for Shares, a subscriber must deliver the full amount of its subscription: (i) by check in U.S. dollars, (ii) by wire transfer of immediately available funds in U.S. dollars, or (iii)  as otherwise agreed to by the Company (collectively, the “Payment”) .

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows :

1.	Establishment of Escrow Account.

The parties have established an escrow account with the Escrow Agent.

2.	Appointment of Escrow Agent; Deposits of Cash and Securities

(a)   The Client hereby appoints the Escrow Agent as its agent and custodian to hold and disburse the Consideration deposited with the Escrow Agent pursuant to the terms of this Escrow Agreement.

(b)  Following the execution of this Escrow Agreement, the Client will cause to be delivered to the Escrow Agent from time to time any and all Consideration in its possession or received from the Investors upon the execution and delivery of the Subscription Agreement (the “Escrow Funds”).

3.	Rule 419

Rule 419 requires that the net offering proceeds, after deduction for underwriting compensation and offering costs, and all securities to be issued be deposited into an escrow or trust account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds (minus up to 10% which may be released to the company upon the meeting of the minimum offering) and Deposited Securities will be released to the Company and to investors, respectively, only after the Company has met the following three conditions: First, the Company must execute an agreement for an acquisition(s) meeting certain prescribed criteria; second, the Company must successfully complete a reconfirmation offering which includes certain prescribed terms and conditions; and third, the acquisition(s) meeting the prescribed criteria must be consummated.

4.	Deposit and Investment of Proceeds.

i. All offering proceeds, shall be deposited promptly into the escrow or trust account.

ii. Deposited proceeds shall be in the form of checks, drafts, or money orders payable to the order of the escrow agent or trustee.

iii. Deposited proceeds and interest or dividends thereon, if any, shall be held for the sole benefit of the purchasers of the securities.

iv. Deposited proceeds shall be invested in one of the following:

A. An obligation that constitutes a "deposit," as that term is defined in section 3(1) of the Federal Deposit Insurance Act;

B. Securities of any open-end investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3), and (c)(4) of Rule 2a-7 under the Investment Company Act; or

C. Securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Absent written investment direction, the Escrow Agent will invest the Escrow Funds in the Escrow Agent’s IOLTA account.

v. No interest or dividends shall be payable on the funds held in the escrow or trust account until the funds are released in accordance with the provisions of this section.

vi. The registrant may receive up to 10 percent of the proceeds remaining after payment of underwriting commissions, underwriting expenses and dealer allowances permitted by paragraph (b)(2)(i) of this section, only after such time as the minimum offering has been completed and upon written request of the registrant.

5.	Deposit of Securities

i. All securities issued, sold or to be sold in connection with the offering, whether or not for cash consideration, and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends, or similar rights, shall be deposited directly into the escrow or trust account prior to commencement of the offering if already issued, or as soon as they are sold and issued thereafter. The identity of the purchaser of the securities shall be included on the stock certificates or other documents evidencing such securities.

ii. Securities held in the escrow or trust account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers, who shall have voting rights, if any, with respect to securities held in their names, as provided by applicable state law. No transfer or other disposition of securities held in the escrow or trust account shall be permitted other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder.

iii. Warrants, convertible securities or other derivative securities relating to securities held in the escrow or trust account may be exercised or converted in accordance with their terms; provided, however, that securities received upon exercise or conversion, together with any cash or other consideration paid in connection with the exercise or conversion, are promptly deposited into the escrow or trust account.

6.	Post Effective Amendment

Once a proposed acquisition(s) of a business(es) meeting the above criteria has (have) been identified, Rule 419 requires the Company to update the registration statement of which this prospectus is a part with a post-effective amendment. The post-effective amendment must contain information about: the proposed acquisition candidate(s) and its business(es), including audited financial statements; the results of this offering; and the use of the funds to be disbursed from the escrow account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The offer must include certain prescribed conditions (80% of the investors must reconfirm the offering) which must be satisfied before the Deposited Funds and Deposited Securities can be released from escrow.

7.	Reconfirmation Offering

The reconfirmation offer must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

i.	The prospectus contained in the post-effective amendment will be sent to each investor whose securities are held in the escrow account within five business days after the effective date of the post-effective amendment;
ii.	Each investor will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to notify the Client in writing that the investor elects to remain an investor;
iii.	If the Client does not receive written notification from any investor within 45 business days following the effective date, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the escrow account on such investor's behalf will be returned to the investor within five business days by first class mail or other equally prompt means; The Client will send written disbursement instruction to the Escrow Agent including the amount of pro-rata interest owed to the investor,
iv.	The acquisition(s) will be consummated only if investors having contributed 80% of the maximum offering proceeds elect to reconfirm their investments; and
v.	If a consummated acquisition(s) has not occurred within 18 months from the date of this prospectus, the Deposited Funds held in the escrow account shall be returned to all investors on a pro rata basis within five business days by first class mail or other equally prompt means.

8.	Release of Deposited Securities and Deposited Funds

Methods of Disposition of Escrow Funds.   The Escrow Agent will hold the Escrow Funds and Securities as specified in this Escrow Agreement until authorized hereunder to deliver such Escrow Funds or Securities as follows:

The Deposited Funds and Deposited Securities may be released to the Company and the investors, respectively, after:

i.	The Escrow Agent has received written certification from the Company and any other evidence acceptable by the Escrow Agent that the Company has executed an agreement for the acquisition(s) of a business(es) the value of which represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment, the post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and the Company has satisfied all of the prescribed conditions of the reconfirmation offer; and
ii.	ii. The acquisition(s) of the business(es) the value of which represents at least 80% of the maximum offering proceeds is (are) consummated .

If the minimum offering amount is not raised within 180 days (or 360 days if the company extends the offering period) , the Deposited Funds will be returned to investors.

9.	Liability of Escrow Agent.

a.   In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons , and to conform with the provisions of this Agreement.

b.   The Company hereby agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be incurred by it resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify the Escrow Agent for any losses, claims, damages, or expenses arising out of the Escrow Agent’s willful default, misconduct, or gross negligence under this Agreement.

c.   If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, including the Circuit Court of DuPage County, Illinois, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement.  Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof.  The Company shall indemnify the Escrow Agent against its reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

10.	Inability to Deliver.

In the event that Payments for subscriptions delivered to the Escrow Agent by the Company pursuant to this Agreement are not cleared through normal banking channels within 5 days after such delivery, the Escrow Agent shall deliver such uncleared Payments to the Company, unless the Escrowed Funds are returned to subscribers pursuant to Paragraph 5(b) above, in which case the Escrow Agent shall be reimbursed by the Company for the amount of all uncleared payments.

11.	Notice.

All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:

To their respective addresses as specified in their Subscription Agreement.

If to the Company:

15 Gottenham Street

Glebe NSW 2037

Australia

If to the Escrow Agent:

2100 Manchester Road, Suite 615

Wheaton, IL 60187

12.	Fees to Escrow Agent.

In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent as shown in Attachment 1 hereto.

13.	General.

a. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Illinois applicable to contracts to be made and performed entirely in said state .

b. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

c. This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

d. This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

e.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.  This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

14. Representation of the Company .  The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

15. Resignation of Escrow Agent .  If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Escrow Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company.  Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed.  Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Escrow Agreement.

16. Force Majure .  The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE REGISTRANT

By: /s/George Sparsis

Name: George Sparsis, CEO

Supportingsmallbusiness, Inc.

Date: March 14, 2016

.

“ESCROW AGENT”

THE TRACY FIRM LTD

By:/s/Adam S. Tracy

Name: Adam S. Tracy

Date: March 14, 2016

ATTACHMENT I

Escrow Agent Fee Schedule

FEES PAYABLE TO ESCROW AGENT

Escrow Fee:

$2,000.00

*Escrow fee due net 30 upon filing of request for acceleration of effective date of the Registration Statement.

In the event the escrow is not funded, the Escrow Fee and all related expenses remain due and payable, and if paid, will not be refunded.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge.